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                                                                    EXHIBIT 1(b)

                             CMIS BOARD RESOLUTIONS
                    RELATING TO APPROVAL OF MERGER WITH CMLIC
                                 (June 6, 2007)

     WHEREAS, the Board of Directors of CUNA Mutual Insurance Society (the "Company") adopted resolutions forming a special committee (the "Committee") for the purpose of, among other things, (i) representing the interests of the Company and its policyholders in connection with consideration of the proposed merger (the "Merger") of the Company and CUNA Mutual Life Insurance Company ("CMLIC"), (ii) negotiating on behalf of the Company the terms of an Agreement and Plan of Merger to be entered into with CMLIC as well as changes to the articles of incorporation and by-laws of the Company in connection therewith, and (iii) developing a recommendation for consideration by the Board of Directors as to whether the Merger would be in the best interests of the Company and its policyholders.

     WHEREAS, the Committee has been repeatedly advised of the actual and potential conflicts of interests present in considering the Merger and of its legal and fiduciary duties in connection with its role and responsibilities in considering the advisability of the proposed Merger from the perspective of the best interests of the Company's policyholders.

     WHEREAS, the Committee has retained legal, financial and actuarial advisors to assist it in its consideration of the Merger and has received legal advice from Jones Day, and favorable opinions from KeyBanc Capital Markets with respect to the fairness of the Merger to the policyholders of the Company from a financial point of view and from Milliman with respect to the fairness of the Merger to the policyholders of the Company from an actuarial point of view.

     WHEREAS, the Committee has met a number of times to consider and deliberate on various matters relating to the proposed Merger and has previously reported to the Board of Directors on its deliberations and the key factors considered by the Committee.

     WHEREAS, the Committee has recommended to the Board of Directors of the Company that it: (i) adopt and approve the Merger in accordance with the Agreement and Plan of Merger substantially in the form presented to the Board at its meeting on February 22, 2007; (ii) adopt and approve the Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated By-Laws (the "By-Laws") of the Company substantially in the forms presented to the Board at its meeting on February 22, 2007; (iii) recommend approval of the Articles by the policyholders of the Company at a meeting of the policyholders (the "Policyholders Meeting") of the Company called by the Board of Directors for purposes of considering and voting upon approval of the Merger and the Articles and (iv) call the Policyholders Meeting.

     WHEREAS, the Board of Directors at its meeting on February 22, 2007: (i) adopted and approved the Articles and By-Laws of the Company substantially in the forms presented to the Board on February 22, 2007; and (ii) recommended to the policyholders of the Company that at the Policyholders Meeting they approve the Articles substantially in the form presented to the Board on February 22, 2007.

     WHEREAS, the policyholders of the Company at their meeting on April 20, 2007 overwhelmingly voted to approve: (i) the Articles of the Company; and (ii) the Merger.

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     WHEREAS, the redomicile of the Company from Wisconsin to Iowa was completed effective May 3, 2007;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby: (i) adopts and approves the Agreement and Plan of Merger substantially in the form presented to this meeting, and the Merger contemplated thereby; (ii) in connection with and as a part of the Merger, adopts and approves the Articles and Bylaws substantially in the form presented to this meeting to be those of the surviving corporation of the Merger; (iii) authorizes and instructs the President/Chief Executive Officer and SVP, Chief Legal Officer/Secretary, for and in the name of the Company, to execute and deliver the Agreement and Plan of Merger, in the form presented to this meeting, with such non-substantive changes thereto as the President/Chief Executive Officer and SVP, Chief Legal Officer/Secretary shall approve, such approval to be conclusively evidenced by the execution and delivery thereof; and be it further

     RESOLVED, that the Board of Directors' adoption of the Agreement and Plan of Merger is subject to approval of the Merger by the Iowa Commissioner of Insurance without the imposition of unduly burdensome conditions upon the future operation or business of the Company or the surviving corporation of the Merger; and be it further

     RESOLVED, that the officers of the Company be, and each acting alone is, hereby authorized, empowered and directed, for and on behalf of the Company, to take or cause to be taken any and all actions, including, without limitation, the execution, acknowledgement, filing, amendment and delivery of any and all papers, agreements, documents, instruments and certificates, and the payment of such sums, as such officers may deem necessary or advisable to carry out and perform the obligations of the Company under the Agreement and Plan of Merger and consummate the transactions contemplated therein, in all cases, however, consistent with the tenor and purport of the foregoing resolutions.


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